For period ended 07/31/2012                                          Series 31
File No. 811-7852

Sub-Item 77O:  Transactions effected pursuant to Rule 10f-3
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UBS GLOBAL ASSET MANAGEMENT INC. (GROWTH AND INCOME FUND)

NAME OF ISSUER:  American Capital Agency Corp.

DATE OF OFFERING:  March 7, 2012

DATE OF PURCHASE:  March 7, 2012

UNDERWRITER FROM WHOM PURCHASED: Citigroup

"AFFILIATE" UNDERWRITER IN THE SYNDICATE:  UBS IB

AGGREGATE PRINCIPAL AMOUNT OF PURCHASE:  $    1,097,690

AGGREGATE PRINCIPAL AMOUNT OF OFFERING:  $1,254,880,000

PURCHASE PRICE:  $29.35/share

COMMISSION, SPREAD OR PROFIT:  $0.06/share

NOTE: The Board of Directors has approved the transaction which was effected in accordance with the Board approved Rule 10f-3 procedures.